Exhibit 99.1

Media Contact:         Bob Klein (414) 343-8664

Financial Contact:     Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON FIRST QUARTER EARNINGS, RETAIL MOTORCYCLE SALES UP SHARPLY

Earnings Per Share Rise 45.1 Percent to $0.74

Retail New Motorcycle Sales Climb 20.3 Percent Worldwide and 25.5 Percent in U.S.

Company Raises Full-Year Shipment Guidance

MILWAUKEE, April 25, 2012 — Harley-Davidson, Inc. (NYSE: HOG) reported strong gains in earnings and dealer new motorcycle sales for the first quarter of 2012.

Income from continuing operations was $172.0 million, or $0.74 per share, on consolidated revenue of $1.43 billion for the quarter, compared to income from continuing operations of $119.3 million, or $0.51, on consolidated revenue of $1.22 billion in the year-ago quarter.

Retail sales of new Harley-Davidson motorcycles grew 20.3 percent worldwide in the quarter compared to the prior-year period, led by a 25.5 percent increase in the U.S.

“We continue to be encouraged by the strong trend at retail and in earnings over the past several quarters. Our first quarter performance reflects the outstanding appeal of our products, the ongoing results of our transformation strategy, the efforts of our dealers and employees, and improving macro-economic conditions in the U.S.,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc.

“While we are obviously pleased by our strong start to the year, we are more focused than ever on the ongoing implementation of our business strategy and tapping the many opportunities we see globally. Through Harley-Davidson’s transformation to world-class manufacturing, product development and retail capabilities, we are positioning the Company to serve our customers even better and help ensure the strength of the business long term,” Wandell said.

Retail Harley-Davidson Motorcycle Sales

On a worldwide basis, dealers sold 59,677 new Harley-Davidson motorcycles in the first quarter of 2012, a 20.3 percent increase compared to 49,595 motorcycles sold in the year-ago period. Dealers sold 39,762 new Harley-Davidson motorcycles in the U.S., a 25.5 percent increase compared to the first quarter of 2011. In international markets, dealers sold 19,915 new Harley-Davidson motorcycles during the first quarter, an increase of 11.2 percent compared to the year-ago period.

Industry-wide U.S. heavyweight new motorcycle (651cc-plus) retail unit sales increased 17.5 percent compared to last year’s first quarter.

In 2011, for the fourth straight year, Harley-Davidson was the U.S. market share leader among young adults ages 18-34, women, African American and Hispanic riders, as well as among its core rider group, across all displacements of on-road motorcycles, according to recently available data. More than one-third of new Harley-Davidson motorcycle sales in the U.S. in 2011 were to riders new to the brand, and in the EMEA region, more than two-thirds were new to the brand.

“Harley-Davidson’s market leadership among its demographic outreach targets we believe demonstrates the powerful and growing appeal of the brand to new generations and diverse groups of riders,” Wandell said. “We also continued to expand the reach of Harley-Davidson to customers around the world. Our employees and dealers are more dedicated than ever to making customers’ dreams a reality through remarkable products and extraordinary experiences.”

First-quarter data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Financial Results

First-quarter operating income from Motorcycles and Related Products grew 66.4 percent to $208.1 million on higher shipment volume and operating margin improvement, compared to the year-ago period.

Revenue from Motorcycles during the first quarter of 2012 of $995.9 million was up 19.5 percent compared to the year-ago period. The Company shipped 64,263 motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 53,827 motorcycles in the first quarter of 2011. First-quarter 2012 shipments were higher than the Company’s shipment guidance of 58,000 to 63,000 motorcycles for the quarter.

Revenue from Motorcycle Parts and Accessories (P&A) totaled $199.1 million during the quarter, up 21.1 percent, and revenue from General Merchandise, which includes MotorClothes® Apparel and Accessories, was $74.6 million, up 19.2 percent compared to the year-ago period.

Gross margin was 35.9 percent in the first quarter of 2012, compared to 33.1 percent in the first quarter of 2011. First-quarter operating margin from motorcycles and related products was 16.3 percent on operating income of $208.1 million, compared to operating income of $125.1 million and operating margin of 11.8 percent in last year’s first quarter.

Financial Services Segment

The Financial Services segment recorded operating income of $67.4 million in the first quarter of 2012, compared to operating income of $67.9 million in last year’s first quarter. Segment results reflect continued improvement in loan portfolio credit performance and increased net interest margin at Harley-Davidson Financial Services in the first quarter of 2012. In the year-ago period, Financial Services segment results benefited from the release of significant credit loss reserves.

Guidance

Harley-Davidson is increasing its full-year shipment guidance and expects to ship 245,000 to 250,000 motorcycles to dealers and distributors worldwide in 2012, compared to prior shipment guidance of 240,000 to 245,000 motorcycles. The new shipment guidance reflects consumer demand and the Company’s limited ability to produce additional motorcycles in 2012. In the second quarter of 2012, the Company expects to ship 79,000 to 84,000 motorcycles.

The Company continues to expect full-year gross margin to be between 34.75 percent and 35.75 percent. The Company also continues to expect capital expenditures of between $190 million and $210 million in 2012. While the Company is maintaining guidance for overall capital spending, it is increasing the portion of capital expenditures dedicated to support restructuring activities to approximately $35 million for the full year, compared to the previous estimate of approximately $25 million.

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Restructuring Update

In the first quarter of 2012, the Company incurred restructuring charges of $11.5 million. Upon, completion, Harley-Davidson continues to expect restructuring activities initiated since 2009 to result in one-time overall costs of $500 million to $520 million through 2013, including costs of $50 million to $60 million in 2012. The Company continues to expect cumulative savings of $275 million to $295 million in 2012 from restructuring activities initiated since 2009, rising to cumulative annual ongoing savings of $315 million to $335 million beginning in 2014.

Income Tax Rate

For the first quarter of 2012, the Company’s effective income tax rate from continuing operations was 35.3 percent, compared to 34.8 percent in the first quarter of 2011. The Company continues to expect its full-year 2012 effective tax rate from continuing operations to be approximately 35.5 percent.

Cash Flow

Cash and marketable securities totaled $1.41 billion at the end of the first quarter, compared to $1.05 billion at the end of last year’s first quarter. During the first quarter of 2012, Harley-Davidson experienced a cash outflow from operating activities of continuing operations of $73.6 million, compared to an outflow of $104.9 million in the year-ago quarter. Cash flow was affected by a $200 million company contribution to its pension plans in both the first quarter of 2012 and the year-ago period.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and select European countries. For more information, visit Harley-Davidson’s Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation

Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed until May 8, 2012 by calling 404-537-3406 or 855-859-2056 in the US, pin number 65016753#.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (iv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (v) anticipate the level of consumer confidence in the economy, (vi) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) successfully implement with our labor unions the agreements that we have executed with them that we believe will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (ix) manage risks that arise through expanding international operations and sales, (x) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xi) manage production capacity and production changes, (xii) provide products, services and experiences that are successful in the marketplace, (xiii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiv) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xv) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xvi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xvii) sell all of its motorcycles and related products and services to its independent dealers, (xviii) continue to develop the capabilities of its distributor and dealer network, (xix) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xx) adjust to healthcare inflation and reform, pension reform and tax changes, (xxi) retain and attract talented employees, and (xxii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

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Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	April 1,	March 27,
	2012	2011
Motorcycles and related products revenue	$1,273,369	$1,063,044
Gross profit	456,510	351,866
Selling, administrative and engineering expense	236,995	203,805
Restructuring expense	11,451	22,999

Operating income from motorcycles & related products	208,064	125,062
Financial services revenue	156,322	161,886
Financial services expense	88,928	93,951

Operating income from financial services	67,394	67,935

Operating income	275,458	192,997
Investment income	1,933	1,398
Interest expense	11,495	11,481

Income before income taxes	265,896	182,914
Provision for income taxes	93,861	63,654

Income from continuing operations	172,035	119,260
Loss from discontinued operations, net of tax	—	—

Net income	$172,035	$119,260

Earnings per common share from continuing operations:
Basic	$0.75	$0.51
Diluted	$0.74	$0.51
Earnings per common share from discontinued operations:
Basic	$—	$—
Diluted	$—	$—
Earnings per common share:
Basic	$0.75	$0.51
Diluted	$0.74	$0.51
Weighted-average common shares:
Basic	228,988	233,820
Diluted	231,284	235,903
Cash dividends per common share	$0.155	$0.10

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Unaudited)
	April 1,	December 31,	March 27,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,276,337	$1,526,950	$932,515
Marketable securities	134,946	153,380	115,209
Accounts receivable, net	264,272	219,039	297,671
Finance receivables, net	1,339,139	1,168,603	1,276,780
Restricted finance receivables held by variable interest entities, net	546,350	591,864	637,760
Inventories	467,941	418,006	372,323
Restricted cash held by variable interest entities	246,995	229,655	294,903
Other current assets	237,550	234,709	243,427

Total current assets	4,513,530	4,542,206	4,170,588

Finance receivables, net	2,020,036	1,754,441	1,806,563
Restricted finance receivables held by variable interest entities, net	1,971,878	2,271,773	2,304,320
Other long-term assets	1,099,903	1,105,744	1,123,671

	$9,605,347	$9,674,164	$9,405,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$933,521	$819,885	$872,759
Short-term debt	629,143	838,486	393,393
Current portion of long-term debt	399,939	399,916	—
Current portion of long-term debt held by variable interest entities	620,624	640,331	721,179

Total current liabilities	2,583,227	2,698,618	1,987,331

Long-term debt	2,784,688	2,396,871	2,963,375
Long-term debt held by variable interest entities	1,133,696	1,447,015	1,603,584
Pension and postretirement healthcare liabilities	384,083	571,065	354,132
Other long-term liabilities	144,994	140,339	156,472
Total shareholders’ equity	2,574,659	2,420,256	2,340,248

	$9,605,347	$9,674,164	$9,405,142

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	April 1,	March 27,
	2012	2011
Net cash used by operating activities of continuing operations	$(73,616)	$(104,918)
Cash flows from investing activities of continuing operations:
Capital expenditures	(24,680)	(27,704)
Finance receivables, net	36,657	127,752
Net change in marketable securities	20,042	24,974

Net cash provided by investing activities of continuing operations	32,019	125,022
Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	397,377	447,076
Repayments of securitization debt	(333,026)	(430,471)
Net decrease in credit facilities and unsecured commercial paper	(224,508)	(96,174)
Net change in restricted cash	(17,340)	(6,016)
Dividends	(35,943)	(23,643)
Purchase of common stock for treasury	(20,745)	(4,699)
Excess tax benefits from share-based payments	7,962	3,262
Issuance of common stock under employee stock option plans	16,281	3,861

Net cash used by financing activities of continuing operations	(209,942)	(106,804)

Effect of exchange rate changes on cash and cash equivalents of continuing operations	926	(2,693)

Net decrease in cash and cash equivalents of continuing operations	(250,613)	(89,393)

Cash flows from operating activities of discontinued operations	—	(25)

Net decrease in cash and cash equivalents	$(250,613)	$(89,418)

Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$1,526,950	$1,021,933
Cash and cash equivalents of discontinued operations—beginning of period	—	—
Net decrease in cash and cash equivalents	(250,613)	(89,418)
Less: Cash and cash equivalents of discontinued operations—end of period	—	—

Cash and cash equivalents—end of period	$1,276,337	$932,515

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

(Unaudited)

	Three months ended
	April 1,	March 27,
	2012	2011
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$995,902	$833,501
Parts & Accessories	199,058	164,333
General Merchandise	74,606	62,566
Other	3,803	2,644

	$1,273,369	$1,063,044

MOTORCYCLE SHIPMENTS:
United States	41,293	34,866
International	22,970	18,961

Total	64,263	53,827

MOTORCYCLE PRODUCT MIX:
Touring	27,158	22,496
Custom	24,572	20,670
Sportster®	12,533	10,661

Total	64,263	53,827

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended
	April 1,	March 27,
	2012	2011
North America Region
United States	39,762	31,691
Canada	2,067	2,037

Total North America Region	41,829	33,728

Europe, Middle East and Africa Region (EMEA)
Europe*	8,882	9,167
Other	1,412	1,246

Total EMEA Region	10,294	10,413

Asia Pacific Region
Japan	2,076	1,831
Other	3,267	2,429

Total Asia Pacific Region	5,343	4,260

Latin America Region	2,211	1,194

Total Worldwide Retail Sales	59,677	49,595

Data Source (subject to update)

Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Three months ended
	March 31,	March 31,
	2012	2011
United States[2]	69,125	58,823

	Two months ended
	February 29,	February 28,
	2012	2011
Europe[3]	26,554	30,280

1- Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include on-highway, dual purpose models and three-wheeled vehicles.

2 - United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

3 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. Europe market data is reported on a one-month lag. This third-party data is subject to revision and update.